                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                   FORM 8-K/A


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of report (Date of earliest event reported)  August 12, 1999 (June 1, 1999)
                                                  ------------------------------

                              SABRATEK CORPORATION
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                      1-11831               36-3700639
--------------------------------------------------------------------------------
(State or Other Jurisdiction          (Commission          (I.R.S. Employer
      of Incorporation)              File Number)         Identification No.)

    8111 North St. Louis, Skokie, Illinois                      60076
--------------------------------------------------------------------------------
   (Address of Principal Executive Offices)                   (Zip Code)

                                 (847) 720-2400
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

         ITEM 2:  ACQUISITION OR DISPOSITION OF ASSETS.

         (a) On June 16, 1999 Sabratek filed with the Securities and Exchange Commission a current report on Form 8-K (the "June 8-K") regarding its June 1, 1999 acquisition of all of the outstanding capital stock of LifeWatch, Inc., an Illinois corporation ("LifeWatch"), pursuant to a certain Stock Purchase Agreement (the "Agreement"), dated as of May 19, 1999, by and between Sabratek and Ralin Medical, Inc, a Delaware corporation.

                  In accordance with Rule 3-05 (b) and Article 11 under Regulation S-X, as referenced by Items 7 (a) and 7 (b) of Form 8-K, Sabratek is required to furnish (i) the below-listed financial statements of LifeWatch and (ii) certain pro forma information with regard to Sabratek in filing its Form 8-K. Sabratek hereby amends the June 8-K to file such financial statements and pro forma information, in accordance with Item 7 (a) (4) of Form 8-K.

         ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

                  (a)      Financial Statements of the acquired business.

                           Audited Financial Statements of LifeWatch, Inc.

                                    Report of Independent Public Accountant
                                    Balance Sheets as of December 31, 1998 and 1997
                                    Statements of Operations for the Years Ended December 31, 1998 and
                                    1997
                                    Statements of Stockholder's Equity for the Years Ended December 31,
                                    1998 and 1997
                                    Statements of Cash Flows for the Years Ended December 31, 1998 and
                                    1997
                                    Notes to Financial Statements

                           Unaudited Financial Statements

                                    Balance Sheet As Of March 31, 1999
                                    Statements of Operations for the Three Months Ended March 31,
                                    1999 and 1998
                                    Statements of Cash Flows for the Three Months Ended March 31,
                                    1999 and 1998
                                    Notes to Unaudited Financial Statements

                  (b)      Pro forma financial information

                                    Pro Forma Consolidated Financial Statements
                                    Pro Forma Consolidated Balance Sheet As Of March 31, 1999 (unaudited)
                                    Pro Forma Consolidated Statement of Operations for the Year Ended December
                                    31, 1998 (unaudited)
                                    Pro Forma Consolidated Statement of Operations for the Three Months Ended
                                    March 31, 1999 (unaudited)
                                    Notes to Pro Forma Consolidated Financial Information

                  (c)      Exhibits

                           23.1     Consent of Arthur Andersen LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholder of
LifeWatch, Inc.:

We have audited the accompanying balance sheets of LIFEWATCH, INC. (a wholly owned subsidiary of Ralin Medical, Inc., a Delaware corporation) as of December 31, 1998 and 1997, and the related statements of operations, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LifeWatch, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP
Chicago, Illinois
June 15, 1999

                                 LIFEWATCH, INC.
               (A WHOLLY OWNED SUBSIDIARY OF RALIN MEDICAL, INC.)
                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997


                                    ASSETS                                             1998                1997
---------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS:
    Cash and cash equivalents                                                   $             1,938  $        159,142
    Accounts receivable, net of allowance for doubtful accounts of $3,131,000             3,862,653         3,549,372
    and $2,545,000 in 1998 and 1997, respectively
    Other                                                                                         -           316,726
                                                                                -------------------  ----------------
                           Total current assets                                           3,864,591         4,025,240
                                                                                -------------------  ----------------
PROPERTY AND EQUIPMENT:
    Monitoring units                                                                      7,512,500         5,498,810
    Equipment and computers                                                                 975,125           642,212
    Furniture                                                                               303,091            85,015
    Leasehold improvements                                                                   38,034            19,951
                                                                                -------------------  ----------------
                                                                                          8,828,750         6,245,988
    Less-Accumulated depreciation                                                        (5,619,878)       (2,550,136)
                                                                                -------------------  ----------------
                  Property and equipment net                                              3,208,872         3,695,852
                                                                                -------------------  ----------------
PATENTS net of accumulated amortization of $99,000 and $78,000 in 1998                      172,798           194,208
and 1997 respectively
                                                                                -------------------  ----------------
DEPOSITS                                                                                     90,393            81,551
                                                                                -------------------  ----------------
GOODWILL net of accumulated amortization of $178,000 and $25,000 in                       2,872,666         3,025,736
1998 and 1997 respectively
                                                                                -------------------  ----------------
OTHER ASSETS                                                                                133,078           173,577
                                                                                -------------------  ----------------

   Total Assets                                                                 $        10,342,398  $     11,196,164
                                                                                ===================  ================


                     LIABILITIES AND STOCKHOLDER'S EQUITY                              1998                1997
---------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES:
    Current portion of note payable                                              $           91,808  $         91,973
    Accounts payable                                                                        376,632           542,687
    Accrued expenses                                                                      1,059,008         1,679,209
    Current portion of capital lease obligations                                            914,904           524,463
                                                                                -------------------  ----------------
                  Total current liabilities                                               2,442,352         2,838,332
                                                                                -------------------  ----------------


CAPITAL LEASE OBLIGATIONS less current portion                                            1,068,775           679,375
                                                                                -------------------  ----------------


NOTE PAYABLE less current portion                                                            46,151           111,114
                                                                                -------------------  ----------------
STOCKHOLDER'S EQUITY:
    Common stock $0.01 par value; 1,000 shares authorized; 100 shares                             1                 1
    issued and outstanding
    Additional paid-in capital                                                           29,616,911        26,120,342
    Accumulated deficit                                                                 (22,831,792)      (18,553,000)
                                                                                -------------------  ----------------
                  Total stockholder's equity                                              6,785,120         7,567,343
                                                                                -------------------  ----------------
                  Total liabilities and stockholder's equity                            $10,342,398       $11,196,164
                                                                                ===================  ================

      The accompanying notes are an integral part of these balance sheets.

                                LIFEWATCH, INC.
               (A WHOLLY OWNED SUBSIDIARY OF RALIN MEDICAL, INC.)
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                      1998                1997
                                                                  ------------        ------------
REVENUES                                                          $ 15,578,333        $ 11,300,299
COST OF SALES                                                        9,822,956           6,311,337
                                                                  ------------        ------------
                  Gross profit                                       5,755,377           4,988,962
                                                                  ------------        ------------
OPERATING EXPENSES:
     General and administrative                                      3,543,652           7,010,491
     Sales and marketing                                             3,504,964           3,900,756
     Provision for uncollectible accounts                            2,670,382           1,715,456
     Research and development                                           18,164             277,954
                                                                  ------------        ------------
                           Total operating expenses                  9,737,162          12,904,657
                                                                  ------------        ------------
                           Operating loss                           (3,981,785)         (7,915,695)
OTHER EXPENSES                                                         297,007             288,187
                                                                  ------------        ------------
                           Net loss before income taxes             (4,278,792)         (8,203,882)
PROVISION FOR INCOME TAXES                                                   -                   -
                                                                  ------------        ------------
                           Net loss                               $ (4,278,792)       $ (8,203,882)
                                                                  ============        ============

        The accompanying notes are an integral part of these statements.

                                 LIFEWATCH, INC.
               (A WHOLLY OWNED SUBSIDIARY OF RALIN MEDICAL, INC.)
                       STATEMENTS OF STOCKHOLDER'S EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                                                TOTAL
                                                                     CONTRIBUTIONS        ACCUMULATED       STOCKHOLDER'S
                                             SHARES      AMOUNT       FROM PARENT           DEFICIT            EQUITY
                                             ------      ------       -----------         ------------      -------------
BALANCE, December 31, 1996                      100          $1         $16,139,373       $(10,349,118)        $5,790,256

Contributions from parent                         -           -           9,980,969                  -          9,980,969
Net loss                                          -           -                   -         (8,203,882)        (8,203,882)
                                              -----      ------         -----------       ------------         ----------

BALANCE, December 31, 1997                      100           1          26,120,342        (18,553,000)         7,567,343

Contributions from parent                         -           -           3,496,569                  -          3,496,569
Net loss                                          -           -                   -         (4,278,792)        (4,278,792)
                                              -----      ------         -----------       ------------         ----------
BALANCE, December 31, 1998                      100          $1         $29,616,911       $(22,831,792)        $6,785,120
                                              =====      ======         ===========       ============         ==========


        The accompanying notes are an integral part of these statements.

                                 LIFEWATCH, INC.
               (A WHOLLY OWNED SUBSIDIARY OF RALIN MEDICAL, INC.)
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                                        1998                1997
                                                                                     -----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                             $(4,278,792)        $(8,203,882)
Adjustments to reconcile net loss to net cash used in operating activities-
Depreciation and amortization                                                          1,884,981             571,285
Provision for loss on monitoring units                                                 1,241,078             377,492
Write-off of impaired asset                                                                    -           4,456,350
Changes in working capital, net of acquisition
Accounts receivable                                                                     (313,281)           (671,556)
Other                                                                                    307,954             209,187
Accounts payable                                                                        (166,056)           (408,325)
Accrued expenses                                                                        (482,702)            281,105
                                                                                     -----------         -----------
Net cash used in operating activities                                                 (1,806,818)         (3,388,344)
                                                                                     -----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                                                     (805,472)           (573,390)
Net cash acquired in purchase of Monitor Medx                                                  -              45,307
                                                                                     -----------         -----------
Net cash used in investing activities                                                   (805,472)           (528,083)
                                                                                     -----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt and capital lease obligations                              (1,041,483)         (2,424,719)
Contributions from parent                                                              3,496,569           6,415,041
                                                                                     -----------         -----------
Net cash provided by financing activities                                              2,455,086           3,990,322
                                                                                     -----------         -----------
NET (DECREASE) INCREASE IN CASH AND CASH                                                (157,204)             73,895
EQUIVALENTS
CASH AND CASH EQUIVALENTS, beginning of year                                             159,142              85,247
                                                                                     -----------         -----------
CASH AND CASH EQUIVALENTS, end of year                                               $     1,938         $   159,142
                                                                                     ===========         ===========

        The accompanying notes are an integral part of these statements.

                                 LIFEWATCH, INC.
               (A WHOLLY OWNED SUBSIDIARY OF RALIN MEDICAL, INC.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

1.       ORGANIZATION AND BASIS OF PRESENTATION

         GENERAL

         LifeWatch, Inc. (the "Company"), a wholly owned subsidiary of Ralin Medical, Inc. ("Ralin"), is primarily in the business of providing telephonic monitoring for cardiac patients through the use of monitoring devices to patients located across the United States. The Company also sells monitoring devices to third parties.

         FUTURE OPERATIONS

         As reflected in the accompanying financial statements, the Company incurred net losses of approximately $4.3 million and $8.2 million in 1998 and 1997, respectively, and has an accumulated deficit of approximately $23 million at December 31, 1998. The Company has historically relied on Ralin to fund its operating losses and capital expenditures. Management believes that these losses result primarily from costs incurred to expand its business and customer base and to continually enhance its monitoring units.

         To improve future operating results, the Company has made and continues to make operational changes intended to reduce costs associated with bad debts and monitor unit management. In addition, the Company continues to invest in expanding its customer base to reach a critical mass for providing services. Management believes that the combined effect of these factors will favorably impact future operating results. However, there can be no assurances that these operational changes will be successful. If management's plans to improve future operating results are not successful, management will need to implement an alternative business strategy, as well as raise additional capital necessary for the Company to continue operations.

         BASIS OF PRESENTATION

         The accompanying financial statements include those assets, liabilities, revenues and expenses directly attributable to the Company's operations. In addition, certain Ralin expenses totaling approximately $1.9 million and $2.6 million for 1998 and 1997, respectively, have been allocated to the Company and are included in the accompanying statements of operations. The method of allocating costs has been deemed reasonable by management (Note 3).

         As a result of the Company's relationships with its parent, the financial information included herein does not necessarily reflect what the financial position and results of operations would have been had it operated as a stand-alone, taxable entity during 1998 and 1997. Additionally, the accompanying financial statements may not be indicative of future operations or financial position.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the amounts reported in its financial statements and accompanying notes. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

         PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Expenditures for major additions are capitalized; the cost of repairs and maintenance are expensed as incurred. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets, as follows:

                 Monitoring units                        5 years
                 Equipment and computers                 5 years
                 Furniture                               7 years
                 Leasehold improvements                  Life of lease

         Monitoring units are generally kept in physician offices, patients' homes and other offsite locations. In order to assess the monitors' existence and working order, the Company performs physical counts and inspections of the monitors throughout the year. Based on the results of these counts and other procedures, the Company provided approximately $990,000 and $400,000 during 1998 and 1997, respectively, as a reserve against the value of the monitors, which is included in accumulated depreciation.

         On an ongoing basis, the Company reviews the carrying value of monitoring units and records an impairment loss if carrying value exceeds the future cash flows to be generated by the monitoring units. To date, no such impairment loss has been incurred.

         PATENTS

         Patents are recorded at cost and amortized over the estimated economic life of the patent (17 years). Amortization of patent costs begins once the related patent has been granted.

         GOODWILL

         Goodwill represents costs in excess of net assets of businesses acquired and is amortized on a straight-line basis over the estimated economic life of the operations (20 years). Amortization expense was approximately $153,000 and $25,000 in 1998 and 1997, respectively.

         On an ongoing basis, the Company measures the realizability of goodwill by the ability of the business to generate future operating income and cash flows. If such realizability is in doubt, an adjustment will be made to write off the carrying value of the goodwill. As a result of this review, the Company recorded an adjustment of approximately $4.5 million in 1997 to reduce the carrying value of goodwill from the 1996 purchase of Cardio Life Corp. Since the date of its acquisition, Cardio Life Corp. has failed to generate net income or positive cash flows from operations. Based on management's analysis of expected future cash flows over the remaining life of the goodwill, the value of the goodwill had been deemed impaired. Management estimated the realizability of the goodwill by discounting expected future cash flows to their present value at a rate of 15%, and adjusted the balance accordingly. This adjustment is included general and administrative expense on the accompanying 1997 statement of operations.

         INCOME TAXES

         Management believes that recognition of future tax benefits for net operating losses is not probable and, accordingly, has not recorded any tax assets. Net operating loss carryforwards of approximately $19.1 million for income tax purposes are available to offset future taxable income. If not utilized, these carryforwards will expire in varying amounts beginning in 2007.

         REVENUE RECOGNITION

         The Company provides services under contracts that are typically signed for one-year periods and renewed annually.

         Service revenue under these contracts is recognized upon transmittal by the patient of electrocardiogram data from a cardiac event. Product sales revenue is recognized at the time of shipment.

         SEGMENTS

         The Company operates in one industry segment.

         SUPPLEMENTAL CASH FLOW INFORMATION

         Selected cash payments and noncash activities were approximately as follows:

                                                                                 1998          1997
                                                                             -----------   -----------
               Cash paid for interest                                        $   295,123   $   288,187
               Noncash investing and financing activities-
               Property and equipment obtained under capital lease             1,618,627       707,447
               obligations
               Acquisitions-
               Fair market value of assets acquired (including goodwill                -     4,760,058
               of $3,050,327)
               Liabilities assumed                                                     -     1,330,130
               Conversion of notes payable                                             -       300,000

3.       TRANSACTIONS WITH PARENT

         Ralin performs certain accounting, legal, communications, data processing, administrative and other services ("corporate services") that are not specifically attributable to the Company. Charges for corporate services are allocated to the Company on the basis of the underlying cost drivers in each area. Management believes that the Ralin corporate services allocated to the Company are reasonable estimates of the costs of services provided. Allocations from Ralin of approximately $1.9 million and $2.6 million are included in general and administrative expense in the accompanying statements of operations for 1998 and 1997, respectively.

         From time to time, Ralin has funded the operations of the Company and certain capital acquisitions. These contributions, estimated at $29.6 million as of December 31, 1998, are included in stockholder's equity in the accompanying balance sheet.

4.       CONVERTIBLE NOTE PAYABLE

         The Company had a convertible note payable outstanding in the amount of $300,000, which the holder converted into 173,690 shares of Ralin common stock and 79,528 warrants to purchase Ralin common stock during 1997. The impact of settling the Company's debt with Ralin common stock has been included in contributions from parent in the accompanying 1997 statement of stockholder's equity.

5.       NOTE PAYABLE

         The Company has a note payable to a bank, due in monthly installments of $7,664 through June, 2000. Interest is paid monthly at an annual rate of 11.96%. At December 31, 1998, the outstanding balance was $137,959.

6.       LEASES

         The Company leases certain of its office space and equipment under noncancelable operating lease arrangements. Rent expense under operating leases was approximately $435,000 and $344,000 for the years ended December 31, 1998 and 1997, respectively. Leases expire at various dates through 2003.

         The Company leases monitoring units and other capital assets under capital leases. The gross amount of assets under capital leases included in property and equipment was approximately $4.1 million and $2.5 million at December 31, 1998 and 1997, respectively.

         Future minimum lease payments under noncancelable operating and capital leases are as follows:

                                                     OPERATING        Capital
                                                      LEASES          Leases
                                                    -----------      ----------
               Years ending December 31-
               1999                                 $   484,616      $1,200,917
               2000                                     433,420         897,090
               2001                                     404,647         391,090
               2002                                     394,565               -
               2003                                     395,766               -
                                                     ----------      ----------
                                                     $2,113,014       2,489,097
                                                     ==========
               Less- Amount representing interest                      (505,418)
                                                                     ----------
                                                                     $1,983,679
                                                                     ==========

7.       EMPLOYEE SAVINGS PLAN

         LifeWatch, Inc. participates in the Ralin Medical, Inc. Incentive Savings Plan ("Plan"). Eligible employees can contribute an amount up to 15% of compensation, as defined in the Plan document, subject to certain limitations under the Internal Revenue Code. Ralin may elect to make a matching contribution equal up to 50% of each participant's contribution up to a maximum of 3% of compensation. Ralin may also elect to make a profit sharing contribution in the amount determined by Ralin. No matching or profit sharing contributions were made in 1998 or 1997.

8.       COMMITMENTS AND CONTINGENCIES

         LITIGATION

         The Company is involved in various legal proceedings incidental to the normal course of business. Company management is of the opinion that although the outcome of such litigation cannot be forecast with certainty, the final disposition will not have a materially adverse effect on the Company's financial position or results of operations.

9.       THIRD-PARTY REIMBURSEMENT PROGRAMS

         Approximately 20% and 19% of revenues were derived from federal and state sponsored reimbursement programs during 1998 and 1997, respectively. These revenues are subject to audit and retroactive adjustment by the respective third-party payors. In the opinion of management, retroactive adjustments, if any, will not be material to the financial position or results of operations of the Company.

         The healthcare industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance in all material respects with fraud and abuse as well as other applicable government laws and regulations. While no regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

10.      ACQUISITIONS

         On September 18, 1997, the Company acquired 100% of the outstanding stock of Monitor MedX, a company with similar operations to the Company. This acquisition was accounted for as a purchase and, accordingly, the acquired assets and assumed liabilities were recorded at their estimated fair market values at the date of acquisition. The purchase price consisted of approximately 1.7 million shares of Ralin common stock, which exceeded the estimated fair market value of assets acquired and liabilities assumed, resulting in goodwill of approximately $3 million. The final purchase price allocation did not differ significantly from the amounts recorded at the opening balance sheet. Monitor MedX was merged into the Company and ceased to exist as of the date of the merger. The impact of acquiring Monitor MedX with Ralin common stock has been included in contributions from parent in the accompanying 1997 statement of stockholder's equity.

         In connection with the purchase of Monitor MedX, the Company recorded a restructuring reserve of $553,000. Restructuring activities related to the closing of the existing Monitor MedX facility. Exit costs consisted primarily of severance costs and lease cancellation payments. During 1998, management decided to transfer certain operations to the Monitor MedX facility rather than close it. As a result, approximately $200,000 of the restructuring reserve was reversed to goodwill in 1998.

         On October 9, 1996, the Company acquired the shares of Florida-based Cardio-Life Corp. This acquisition was accounted for as a purchase and, accordingly, the acquired assets and assumed liabilities were recorded at their estimated fair market values at the date of acquisition. The purchase price of approximately $7.1 million, including related costs and the assumption of certain liabilities, exceeded the fair market value of net assets acquired, resulting in goodwill of approximately $4.8 million.

         In connection with the transaction, the Company recorded $2.0 million in notes payable to the former stockholders of Cardio-Life Corp. The notes were paid in full in 1997. In addition, the Company assumed a $136,000 note payable to a former shareholder of Cardio-Life Corp., which was also paid in 1997.

11.      SUBSEQUENT EVENT

         In June 1999, Ralin sold 100% of the Company's outstanding common stock to Sabratek Corporation for approximately $12 million cash and 900,000 shares of Sabratek Corporation common stock. The Company values the total purchase price at $28 million.

                                LIFEWATCH, INC.
               (A WHOLLY OWNED SUBSIDIARY OF RALIN MEDICAL, INC.)
                                 BALANCE SHEETS
                                   UNAUDITED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 MARCH 31, 1999

                                    ASSETS
---------------------------------------------------------------------------------------------------
CURRENT ASSETS:
    CASH AND CASH EQUIVALENTS                                                   $                 2
    ACCOUNTS RECEIVABLE, NET OF ALLOWANCE FOR DOUBTFUL ACCOUNTS OF $5,136                     4,616
                                                                                -------------------
                           TOTAL CURRENT ASSETS                                               4,618
                                                                                -------------------
PROPERTY AND EQUIPMENT:
    MONITORING UNITS                                                                          3,630
    EQUIPMENT AND COMPUTERS                                                                   1,052
    FURNITURE                                                                                   290
    LEASEHOLD IMPROVEMENTS                                                                       38
                                                                                -------------------
                                                                                              5,010
    LESS- ACCUMULATED DEPRECIATION                                                           (1,525)
                                                                                -------------------
                  PROPERTY AND EQUIPMENT NET                                                  3,485
                                                                                -------------------
PATENTS NET OF AMORTIZATION OF $105                                                             168
                                                                                -------------------
DEPOSITS                                                                                         90
                                                                                -------------------
GOODWILL NET OF AMORTIZATION OF $201                                                          2,849
                                                                                -------------------
OTHER ASSETS, NET OF AMORTIZATION OF $54                                                        120
                                                                                -------------------
    TOTAL ASSETS                                                                $            11,330
                                                                                ===================

                     LIABILITIES AND STOCKHOLDER'S EQUITY
---------------------------------------------------------------------------------------------------
CURRENT LIABILITIES:
    Current portion of note payable                                                    $         84
    Accounts payable                                                                            472
    Accrued expenses                                                                          1,152
    Current portion of capital lease obligations                                                908
                                                                                       ------------
                  Total current liabilities                                                   2,616
                                                                                       ------------



CAPITAL LEASE OBLIGATIONS less current portion                                                1,032
                                                                                       ------------



NOTE PAYABLE less current portion                                                                46
                                                                                       ------------
STOCKHOLDER'S EQUITY:
    Common stock 0.01 par value; 1000 shares authorized; 100 shares                               1
    issued and outstanding
    Additional paid-in capital                                                               30,296
    Accumulated deficit                                                                     (22,661)
                                                                                       ------------
                  Total stockholder's equity                                                  7,636
                                                                                       ------------
                  Total liabilities and stockholder's equity                           $     11,330
                                                                                       ============

      The accompanying notes are an integral part of these balance sheets.

                                LIFEWATCH, INC.
               (A WHOLLY OWNED SUBSIDIARY OF RALIN MEDICAL, INC.)
                                   UNAUDITED
                                 (IN THOUSANDS)
                            STATEMENTS OF OPERATIONS
                      FOR THE THREE MONTHS ENDED MARCH 31

                                                                      1999                1998
REVENUES                                                                $    4,235          $    3,734
COST OF SALES                                                                2,195               1,930
                                                               ---------------------------------------
                  Gross profit                                               2,040               1,804
OPERATING EXPENSES:
     General and administrative                                                771               1,011
     Sales and marketing                                                       745                 823
     Provision for uncollectible accounts                                      317                 655
                                                               ---------------------------------------
                           Total operating expenses                          1,833               2,489
                                                               ---------------------------------------
                           Operating income (loss)                             207                (685)
OTHER EXPENSES                                                                  36                  43
                                                               ---------------------------------------
                           Net income (loss) before                            171                (728)
                           income taxes

PROVISION FOR INCOME TAXES                                                    ----                ----
                           Net income (loss)                            $      171          $     (728)
                                                               =======================================


        The accompanying notes are an integral part of these statements.

                                LIFEWATCH, INC.
               (A WHOLLY OWNED SUBSIDIARY OF RALIN MEDICAL, INC.)
                            STATEMENT OF CASH FLOWS
                                   UNAUDITED
                                 (IN THOUSANDS)

                                                                                FOR THREE MONTHS ENDED
                                                                                       MARCH 31
                                                                                   1999        1998
CASH FLOWS FROM OPERATING ACTIVITIES:
                           Net income (loss)                                 $      171  $     (728)
                           Adjustments to reconcile net loss to net cash
                           used in operating activities-
                           Depreciation and amortization                            324         514
                           Provision for loss on monitoring units                  ----         185
                           Changes in working capital, net of acquisition
                     Accounts receivable                                           (753)       (984)
                     Accounts payable and other accrued expenses                    188          83
                                                                             ----------  ----------
                     Net cash used in operating activities                          (70)       (930)
CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchases of property and equipment                                        (558)       (287)
                                                                             ----------  ----------
                     Net cash used in investing activities                         (558)       (287)
CASH FLOWS FROM FINANCING ACTIVITIES:
        Payments on long-term debt and capital lease obligations                   (258)       (244)
        Contributions from parent                                                   886       1,324
                                                                             ----------  ----------
                     Net cash provided by financing activities                      628       1,080
                                                                             ----------  ----------
NET (DECREASE) INCREASE IN CASH AND CASH                                             (0)       (137)
EQUIVALENTS

CASH AND CASH EQUIVALENTS, beginning of quarter                                       2         159
                                                                             ----------  ----------
CASH AND CASH EQUIVALENTS, end of quarter                                    $        2  $       22
                                                                             ==========  ==========

                                LIFEWATCH, INC.

               (A WHOLLY-OWNED SUBSIDIARY OF RALIN MEDICAL, INC.)

                         NOTES TO FINANCIAL STATEMENTS

                            MARCH 31, 1999 AND 1998

                                  (UNAUDITED)

(1)     Financial Statements

        The financial statements included herein have been prepared by management, without audit, and include all adjustments of a normal recurring nature which are, in the opinion of management, necessary for fair presentation of the results of operations for the three month periods ended March 31, 1999 pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures in these financials statements are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements and the notes hereto included in this filing for the year ended December 31, 1998. The results of operations for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

(2)     Supplemental Disclosures of Cash Flow Information

        Cash paid for interest during the three month periods ended March 31, 1999 and 1998 was $37,118 and $43,390, respectively.

                              SABRATEK CORPORATION

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

        The following unaudited pro forma consolidated balance sheet of Sabratek as of March 31, 1999 gives effect to the acquisition of LifeWatch, Inc. completed by Sabratek subsequent to such date and financing of such acquisition, as if all such transactions had occurred on March 31, 1999.

        The following unaudited pro forma consolidated statements of operations of Sabratek for the three months ended March 31, 1999 and the year ended December 31, 1998 give effect to the acquisition and the financing thereof, as if all such transactions had occurred at the beginning of the respective periods.

        The unaudited pro forma consolidated financial statements are based upon certain assumptions and estimates which are subject to change. These statements are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

        The pro forma consolidated financial statements should be read in conjunction with Sabratek's historical consolidated financial statements and related notes and the consolidated financial statements of LifeWatch, Inc.

                              SABRATEK CORPORATION
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1999
                                  (UNAUDITED)
                                ( IN THOUSANDS)

                                                Sabratek          LifeWatch,           Pro Forma            Pro Forma
                                               Corporation           Inc.             Adjustments         Consolidated
                                             ---------------    ---------------   -------------------   ----------------
ASSETS
Current Assets:
   Cash, cash equivalents and investments    $        26,337    $             2   $       (13,194)(a)   $       13,145
                                             ---------------    ---------------   -------------------   ----------------
Total receivables                                     26,038              4,616                                 30,654
                                             ---------------    ---------------   -------------------   ----------------
Inventories                                           24,332                                                    24,332
Other current assets                                   1,389                                                     1,389
                                             ---------------    ---------------   -------------------   ----------------
Total current assets                                  78,096              4,618            (13,194)             69,520
                                             ---------------    ---------------   -------------------   ----------------

Property, plant and equipment, net                     8,538              3,485                                 12,023
Notes receivable                                      12,806                                                    12,806
Investments in marketable securities                  14,562                                                    14,562
Intangible assets, net                                34,545              3,017            25,205 (b)           62,767
Other                                                  3,331                210                                  3,541
                                             ---------------    ---------------   -------------------   ----------------
   Total assets                              $       151,878    $        11,330   $        12,011       $      175,219
                                             ===============    ===============   ===================   ================
Liabilities and stockholders'
   equity
Current liabilities:
   Short-term debt, including current
   portion of long term debt and capital
   lease obligation                          $            33    $           992                         $        1,025
   Accounts payable and other
     accrued expenses                                  7,887              1,624                                  9,511
                                             ---------------    ---------------   -------------------   ----------------
Total current liabilities                              7,920              2,616                                 10,536
                                             ---------------    ---------------   -------------------   ----------------
Long-term debt                                        85,000                                                    85,000
Long-term obligations                                    312              1,078                                  1,390
                                             ---------------    ---------------   -------------------   ----------------

Total liabilities                          93,232      3,694                        96,926
                                         -------------------------------------------------
Stockholders' equity:
   Common stock                               109          1     $      8 (a)(c)       118
   Additional paid-in capital              79,316     30,296      (10,658)(a)(c)    98,954
   Accumulated deficit                     (1,466)   (22,661)      22,661 (c)       (1,466)
   Treasury stock                         (19,340)                                 (19,340)
   Accumulated other comprehensive
   income                                      27                                       27
                                         --------   --------     --------        ---------
         Total stockholder's equity        58,646      7,636       12,011           78,293
                                         --------   --------     --------        ---------
         Total liabilities and
         stockholder's equity            $151,878   $ 11,330     $ 12,011        $ 175,219
                                         ========   ========     ========        =========

The accompanying notes are an integral part of these pro forma consolidated financial statements.

                              SABRATEK CORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                        Sabratek       LifeWatch,       Pro Forma      Pro Forma
                                       Corporation        Inc.         Adjustments    Consolidated
                                  ----------------------------------------------------------------
Net Sales                         $       66,910      $  15,578                       $ 82,488
Cost of Sales                             29,966          9,823                         39,789
Provision for inventory
reserve                                    2,116                                         2,116
                                  --------------      ---------     -------           --------
Gross margin                              34,828          5,755                         40,583
Selling, general and
administrative expenses                   26,248          9,737     $ 1,748(a)(b)       37,733
                                  --------------      ---------     -------           --------
Operating income (loss)                    8,580         (3,982)     (1,748)             2,850
                                  --------------      ---------     -------           --------
Other expense                                221            297                            518
Net income (loss) before
income taxes                               8,359         (4,279)     (1,748)             2,332
Provision for income taxes                 3,487            -        (2,013)(c)          1,474
                                  --------------      ---------     -------           --------
Net income (loss)                 $        4,872      $  (4,279)    $   265           $    858
                                  --------------      ---------     -------           --------
Basic income (loss) per
share                             $         0.47                                          0.08
                                  --------------      ---------     -------           --------
Diluted income per share          $         0.44                                          0.07
                                  --------------      ---------     -------           --------

         The accompanying notes are an integral part of these pro forma consolidated financial statements.

                              SABRATEK CORPORATION
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                   Sabratek             LifeWatch,        Pro Forma          Pro Forma
                                  Corporation              Inc.          Adjustments        Consolidated
                                  -----------------------------------------------------------------------
Net Sales                         $    13,580           $   4,235                           $17,815
Cost of Sales                           5,452               2,195                             7,647
                                  -----------------------------------------------------------------------
Gross margin                            8,128               2,040                            10,168
Selling, general and
administrative expenses                 6,403               1,833       $ 437(a)(b)           8,673
                                  -----------------------------------------------------------------------
Operating income                        1,725                 207        (737)                1,495
                                  -----------------------------------------------------------------------
Other expenses                            554                  36                               590
                                  -----------------------------------------------------------------------
Net income (loss) before
income taxes                            1,171                 171        (737)                  905
Provision for income taxes                445                            (101)(c)               344
                                  -----------------------------------------------------------------------
Net income                        $       726           $     171       $(336)              $   561
                                  -----------------------------------------------------------------------

Basic income per share            $      0.07                                               $  0.05
                                  -----------------------------------------------------------------------
Diluted income per share          $      0.07                                               $  0.05
                                  -----------------------------------------------------------------------

         The accompanying notes are an integral part of these pro forma consolidated financial statements.

                              SABRATEK CORPORATION
             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(1)      Balance sheet adjustments:

         (a) Records the funding of the purchase price paid in cash and common stock.

         (b) Records the preliminary allocation of the purchase price over the estimated fair value of the net assets acquired and goodwill.

         (c) Records the elimination of the historical stockholders' equity of LifeWatch, Inc.

(2)      Statements of operations adjustments:

         (a) Records the elimination of the historical amortization expense of goodwill from a previous acquisition of LifeWatch.

         (b) Records the amortization of the goodwill attributable to the acquisition over a period of fifteen years.

         (c) To adjust the provision for income taxes to reflect the effect of the acquisition.

(3)      Earnings per share.

         Earnings per share is calculated by dividing the net income by the weighted average outstanding shares during the period. The historical weighted average outstanding shares during the periods are as follows:


                            March 31, 1999                December 31, 1999
                            --------------                -----------------
Basic                         10,774,613                     11,216,418
                            --------------                -----------------
Diluted                       11,059,633                     12,045,926

                                   SIGNATURES






   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: August 12, 1999                 By:      /s/ Stephen L. Holden
      ---------------                          ----------------------------
                                               Stephen L. Holden, President